Exhibit 99.1

First Bancshares, Inc. Announces the Acquisition of Southwest Banc Shares, Inc.

HATTIESBURG, Miss., Oct. 24, 2017 – The First Bancshares, Inc. (NASDAQ: FBMS) (“First Bancshares” or “the Company”), holding company for The First, A National Banking Association, (“The First”) announced today the signing of an Agreement and Plan of Merger with Southwest Banc Shares, Inc. (“Southwest”), parent company of First Community Bank (“First Community”), Chatom, Alabama, under which First Bancshares has agreed to acquire 100% of the common stock of Southwest in a combined stock and cash transaction.

Under the terms of the Agreement and Plan of Merger, First Bancshares will pay shareholders of Southwest $60 million in transaction value with 60% in stock and 40% in cash. First Bancshares will issue Southwest’s shareholders shares of the First Bancshares’ common stock which, for purposes of this acquisition, will be valued at the average closing price of First Bancshares’ common stock over the ten trading days preceding the fifth business day before the closing of the transaction, subject to a maximum of $36.54 per share and a minimum of $24.36.

At June 30, 2017, First Community had approximately $398.4 million in assets, $278.7 million in loans, $352.4 million in deposits and $38.4 million in stockholder’s equity. First Community serves Washington, Mobile and Baldwin counties in southwest Alabama, including the Mobile, AL MSA, through 9 locations operating in Chatom, Citronelle, Daphne, Fairhope, Millry, Mobile (2), Saraland and Spanish Fort, Alabama. The transaction will significantly increase the combined banks’ market share in the Mobile area. Additional information is available on First Community’s website: www.fcb-al.com.

The Agreement and Plan of Merger has been approved by the Board of Directors of First Bancshares and Southwest. The Closing of the transaction, which is expected to occur in the first or second quarter of 2018, is subject to customary conditions, including regulatory approval and approval by the shareholders of Southwest.

First Bancshares currently estimates annual pre-tax expense reductions associated with the transaction will be approximately 40% of First Community’s annual non-interest expenses. Assuming the transaction is completed in the first quarter of 2018, the expense savings are estimated to be fully achieved by the end of 2018. The transaction is expected to be accretive in 2019, the first full year of combined operations. Estimated acquisition and conversion related costs are approximately $6 million on a pre-tax basis.

The transaction is expected to have an earnback period of approximately two years from the completion of the transaction. The internal rate of return for the transaction is projected to be greater than 17% which is well above First Bancshares’ estimated cost of capital.

Bill Blackmon, President of Southwest, commented, “We look forward to the strength that the partnership with The First will bring to the markets we serve. The merger enhances the ability of First Community Bank to expand the products and services we offer, and allows our friendly and professional team to continue to deliver the same personalized service we have brought to the customers of Washington, Mobile and Baldwin counties since 1909.”

Advisors

Performance Trust Capital Partners, with Jonathan W. Briggs as lead investment banker, acted as financial advisor to First Bancshares, and Alston & Bird LLP with lead attorney Mark Kanaly, acted as its legal advisor. Hovde Group with Joseph T. Morton and R. Clark Locke, as lead investment bankers, acted as financial advisor to Southwest Banc Shares, Inc. and Jones Walker LLP with attorneys Ronald A. Snider and Robert L. Carothers, Jr. acted as its legal advisor.

Combined Company

Upon completion of all transactions, the combined Company will have approximately $2.2 billion in total assets, $1.9 billion in total deposits and $1.5 billion in total loans. The Company will have 58 locations in Mississippi, Louisiana, Alabama, and Florida.

M. Ray “Hoppy” Cole, President & Chief Executive Officer of First Bancshares and The First, commented, “We are thrilled to be joining forces with First Community Bank.  First Community, founded over 100 years ago, has a rich history of being a trusted financial partner and providing outstanding service to its clients.  Our respective organizations share a common vision of building a regional financial institution with all of the sophistication and benefits of a large bank, but with the responsiveness and local ties of a community bank.  This combination will significantly increase our market share in Mobile, AL and the surrounding communities.  Growing our presence in Mobile and South Alabama is a major component of our strategic plan, and we believe that the region will provide continued opportunity for growth.  We welcome our new team members and clients and look forward to working together to continue to build value for our shareholders.”

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. Founded in 1996, the First has operations in Mississippi, Louisiana, Alabama and Florida. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS. Information is available on the Company’s website:www.thefirstbank.com.

Forward Looking Statement

This news release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. In general, forward-looking statements usually use words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology, including statements related to the expected timing of the closing of the Merger, the expected returns and other benefits of the Merger, to shareholders, expected improvement in operating efficiency resulting from the Merger, estimated expense reductions resulting from the transactions and the timing of achievement of such reductions, the impact on and timing of the recovery of the impact on tangible book value, and the effect of the Merger on the Company’s capital ratios. Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements.

Factors that could cause or contribute to such differences include, but are not limited to (1) the risk that the cost savings and any revenue synergies from the Merger may not be realized or take longer than anticipated to be realized, (2) disruption from the Merger with customers, suppliers, employee or other business partners relationships, (3) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, (4) the risk of successful integration of Southwest’s business into the Company, (5) the failure to obtain the necessary approvals by the shareholders of Southwest, (6) the amount of the costs, fees, expenses and charges related to the Merger, (7) the ability by the Company to obtain required governmental approvals of the Merger, (8) reputational risk and the reaction of each of the companies’ customers, suppliers, employees or other business partners to the Merger, (9) the failure of the closing conditions in the Merger Agreement to be satisfied, or any unexpected delay in closing of the Merger, (10) the risk that the integration of Southwest’s operations into the operations of the Company will be materially delayed or will be more costly or difficult than expected, (11) the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (12) the dilution caused by the Company’s issuance of additional shares of its common stock in the merger transaction, and (13) general competitive, economic, political and market conditions. Additional factors which could affect the forward looking statements can be found in the cautionary language included under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Company’s Annual Reports on Form 10-K for the year ended December 31, 2016, and other documents subsequently filed by the Company with the SEC. Consequently, no forward-looking statement can be guaranteed. Neither the Company nor Southwest undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For any forward-looking statements made in this new release or any related documents, the Company and Southwest claim protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Additional Information About the Merger and Where to Find It

In connection with the proposed Merger, the Company will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will include a proxy statement of Southwest and a prospectus of the Company, as well as other relevant documents concerning the proposed transaction. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANT, SOUTHWEST AND THE PROPOSED MERGER. The proxy statement/prospectus will be sent to the shareholders of Southwest seeking the required shareholder approvals. Investors and security holders will be able to obtain free copies of the registration statement on Form S-4 and the related proxy statement/prospectus, when filed, as well as other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov. Documents filed with the SEC by the Company will also be available free of charge by directing a written request to The First Bancshares, Inc., 6480 U.S. Highway 98 West, Hattiesburg, Mississippi 39402 Attn: Chandra Kidd. The Company’s telephone number is (601) 268-899.

Participants in the Transaction

The Company, Southwest and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Southwest in connection with the proposed transaction. Certain information regarding the interests of these participants and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement/prospectus regarding the proposed transaction when it becomes available. Additional information about the Company and its directors and officers may be found in the definitive proxy statement of the Company relating to its 2017 Annual Meeting of Stockholders filed with the SEC on April 12, 2017. The definitive proxy statement can be obtained free of charge from the sources described above.

CONTACT:	For additional information, contact:
M. Ray “Hoppy” Cole, Jr.
Chief Executive Officer

Dee Dee Lowery
Chief Financial Officer
(601) 268-8998